21. december 2023

21 December 2023

Vedtægter	**Articles of Association**
Joe & The Juice Holding A/S CVR nr. 35527990	**Joe & The Juice Holding** A/S CVR no. 35527990

1.	**Navn**	**Name**
1.1.	Selskabets navn er Joe & the Juice Holding A/S.	The name of the company is Joe & the Juice Holding A/S.
2.	**Formål**	**Objective**
2.1.	Selskabets formål er at levere serviceydelser til koncernselskaber samt besidde ejerandele i selskaber, der driver restaurationsvirksomhed og aktiviteter i tilknytning hertil.	The objective of the company is to provide services to group companies and own shares in companies engaged in restaurant business and pursue activities related hereto.
3.	**Aktiekapital**	**Share capital**
3.1.	Selskabets aktiekapital udgør nominelt kr. 86.590.645,43, fordelt på 20.112.440,66A-aktier, 44.444.896,35 B-aktier, 15.168.966,91 C1-aktier, 5.056.322,30 C2-aktier og 1.808.019,21 C3-aktier, alle udstedt i aktier à nominelt 0,01 kr. (én øre) eller multipla heraf.	The company's share capital is nominally DKK 86.590.645,43 distributed on 20,112,440.66 A-shares, 44,444,896.35 B-shares, 15,168,966.91 C1-shares, 5,056,322.30 C2-shares and 1,808,019.21 C3-shares, all divided into shares of nominally DKK 0.01 (øre) each or multiples hereof.
3.2.	Aktiekapitalen er fuldt indbetalt.	The share capital has been fully paid up.
3.3.	Aktierne skal lyde på navn og være noteret på navn i selskabets ejerbog.	The shares are registered shares and must be registered in the name of the holder in the company's register of shareholders.
3.4.	Selskabet udsteder ikke ejerbeviser.	The company does not issue share certificates.
3.5.	Ejerbogen føres af selskabet på selskabets hjemsted.	The register of shareholders is kept by the company at the company's registered office.
3.6.	Aktierne er ikke omsætningspapirer.	The shares are non-negotiable instruments.
3.7.	Hver aktie á 0,01 kr. (1 øre) giver én stemme.	Each share of DKK 0.01 (1 øre) carries one vote.
4.	**Aktieklasser**	**Share classes**
4.1.	Aktieklasserne har samme rettigheder med følgende undtagelser:	The share classes carry the same rights with the following exceptions:
4.2.	C1-aktier skal kunne konverteres til B-aktier i forholdet 1:1. Ved konvertering skal de modtagne B-aktier tildeles de samme rettigheder som de eksisterende B-aktier, med undtagelse af, at B-	C1-shares shall be convertible into B-shares on a 1:1 basis. Upon conversion, the B-shares received shall be granted equal rights to the existing B-shares with the exception that the Preferential B-share Interest

aktie Præferencerenten (som defineret nedenfor) skal anses for at være lig med (a) DKK 0,5 (halvtreds øre), der akkumulerer med en årlig forrentning på ti (10) % (DKK 0,05 (fem øre) pr. år) fra 21. april 2017 minus (b) ethvert udbytte modtaget af sådanne C1-aktier inden konvertering. Konvertering af C1-aktier kan gennemføres når som helst, men kun med godkendelse fra flertallet af indehaverne af C1-aktier ved afstemning eller skriftligt samtykke. Såfremt en aktiesammenlægning, rekapitalisering eller andre ændringer i Selskabets kapitalstruktur (en "Justeringsbegivenhed") implementeres inden konverteringen af C1-aktier, skal indehaverne af C1-aktier, efter godkendelse fra flertallet af indehaverne af C1-aktier ved afstemning eller skriftligt samtykke, have ret til at konvertere C1-aktier til de aktier, som de ville have modtaget, hvis C1-aktierne var blevet konverteret til B-aktier umiddelbart før en sådan Justeringsbegivenhed, og tilsvarende justeringer i vilkårene for C1-aktierne skal foretages i det omfang det er nødvendigt for at opnå førnævnte. En ekstraordinær generalforsamling skal afholdes for at gennemføre konverteringen af C1-aktier.

(as defined below) shall be deemed to equal (a) DKK 0.5 (fifty øre) which has been accruing at a rate of ten (10)% yearly rate of return thereof (DKK 0.05 (five øre) per year) from April 21, 2017 minus (b) any dividends received by such C1-share prior to such conversion. Conversion of C1-shares may be completed at any time, but only upon the approval of a majority of the holders of the C1-shares by vote or written consent. To the extent that any share collapse, recapitalization or other change to the capital structure of the Company (an "Adjustment Event") is implemented prior to the conversion of the C1-shares, the holders of C1-shares shall, upon the approval of a majority of the holders of the C1-shares by vote or written consent, thereafter have the right to convert C1-shares into the shares they would have received if the C1-shares had been converted into B-shares immediately prior to such Adjustment Event and corresponding adjustments to the terms of the C1-shares shall be made to the extent necessary to achieve the foregoing. An extraordinary general meeting must be held to complete the conversion of C1-shares.

Ved udbytteudlodninger, tilbagekøb af aktier, kapitalnedsættelse, eller opløsning eller likvidation af Selskabet, undtagen ved et Exit, skal en C1-aktie give indehaveren ret til at modtage udbetalinger pro rata, som var en sådan C1-aktie blevet konverteret til en B-aktie umiddelbart før en sådan udbetaling. Ved ethvert Exit er hver enkelt C1-aktie berettiget til at modtage, med fortrinsret overfor alle andre aktier i selskabet (bortset fra C2-aktierne og C3-aktierne, som skal rangeres pari passu med C1-aktierne) og warrants, det største af følgende beløb (i) (a) DKK 0,664756019 plus (b) et beløb svarende til otte (8)% årlig forrentning deraf med årlig kapitalisering (kapitalisering skal ske årligt begyndende fra den dato, der er et år fra udstedelsesdatoen for en sådan C1-aktie) minus (c) udbytte tidligere modtaget af en sådan C1-aktie (herefter benævnt "C1-aktie Præferencerenten") eller (ii) det beløb, som ville skulle betales i forhold til sådan en C1-aktie, hvis en sådan C1-aktie var blevet konverteret til en B-aktie umiddelbart før et sådant Exit. C1-aktie Præferencerenten af hver enkelt C1-aktie beregnes og påløber fra udstedelsesdatoen af en

In the event of dividend distributions, share buy backs, capital decrease or dissolution or liquidation of the company other than upon an Exit, a C1-share entitles its holder to receive pro rata distributions as if such C-1 share had converted into a B-share immediately prior to such distribution. In the event of any Exit, each C1-share shall be entitled to receive, as a senior priority preference to all other shares of the company (except for the C2-shares and C-3 shares, which shall rank pari passu with the C1-shares) and warrants, the greater of (i) (a) DKK 0.664756019 plus (b) an amount corresponding to eight (8)% yearly rate of return thereof compounding annually (compounding to occur annually beginning on the date that is one year from the date of issuance of such C1-share) minus (c) dividends previously received by such C1-share (hereinafter the "Preferential C1-share Interest"), or (ii) such amount as would be payable in respect of such C1-share had such C1-share been converted into a B-share immediately prior to such Exit. The Preferential C1-share Interest on each C1-share shall be calculated and accrue from the date of the issuance of such C1-share.

sådan C1-aktie.

C1-aktier hæftes på C2-aktier i forholdet tre (3) C1-aktier til en (1) C2-aktie ("C-Enheder"). C-Enheder skal kun kunne overføres og konverteres som en enhed. Pr. 6. december 2023, udgør 1.516.896.691 C1-aktier og 505.632.230 C2-aktier C-Enheder. C3-aktier udgør ikke C-Enheder og kan overføres og konverteres separat i henhold til disse vedtægter.

C1-shares shall be stapled to C2-shares in a ratio of three (3) C1-shares to one (1) C2-share ("C-Units"). C-Units shall only be transferable and convertible as a unit. As of 6 December 2023, 1,516,896,691 C1-shares and 505,632,230 C2-shares comprise C-Units. The C3-shares do not comprise C-Units and are transferable and convertible separately, subject to these articles of association.

C2-aktier og C3-aktier kan konverteres til A-aktier i forholdet 1:1. Ved konvertering tildeles sådanne konverterede A-aktier de samme rettigheder som de eksisterende A-aktier. Konvertering af C2-aktier og C3-aktier kan gennemføres når som helst, men kun med godkendelse fra flertallet af indehaverne af C2-aktier henholdsvis C3-aktier ved afstemning eller skriftligt samtykke. Såfremt en Justeringsbegivenhed implementeres forud for konverteringen af C2-aktier eller C3-aktier, skal indehaverne af C2-aktier eller C3-aktier derefter have ret til at konvertere C2-aktier eller C3-aktier til de aktier, de ville have modtaget, hvis C2-aktierne eller C3-aktierne var blevet konverteret til A-aktier umiddelbart før en sådan Justeringsbegivenhed, og tilsvarende justeringer i vilkårene for C2-aktier eller C3-aktier skal foretages i det omfang det er nødvendigt for at opnå førnævnte. En ekstraordinær generalforsamling skal afholdes for at gennemføre konverteringen af C2-aktier eller C3-aktier.

C2-shares and C-3 shares shall be convertible into A-shares on a 1:1 basis. Upon conversion, such converted A-shares shall be granted equal rights to the existing A-shares. Conversion of C2-shares and C3-shares may be completed at any time, but only upon the approval of a majority of the holders of the C2-shares and C3-shares, respectively, by vote or written consent. To the extent that any Adjustment Event is implemented prior to the conversion of the C2-shares or C3-shares, the holders of C2-shares or C3-shares shall thereafter have the right to convert C2-shares or C3-shares into the shares they would have received if the C2-shares or C3-shares had been converted into A-shares immediately prior to such Adjustment Event and corresponding adjustments to the terms of the C2-shares or C3-shares shall be made to the extent necessary to achieve the foregoing. An extraordinary general meeting must be held to complete the conversion of C2-shares or C3-shares.

Ved udbytteudlodning, tilbagekøb af aktier, kapitalnedsættelse, eller opløsning eller likvidation af Selskabet, undtagen ved et Exit, skal en C2-aktie eller C3-aktie give indehaveren ret til at modtage udbetalinger pro rata, som var en sådan C2-aktie eller C3-aktie blevet konverteret til en A-aktie umiddelbart før en sådan udbetaling. Ved ethvert Exit er hver enkelt C2-aktie og C3-aktie berettiget til at modtage, med fortrinsret overfor alle andre aktier i selskabet (bortset fra C1-aktierne, som skal rangeres pari passu med C2-aktierne og C3-aktierne) og warrants, det største af følgende beløb (i) (a) DKK 0,01 plus (b) et beløb svarende til otte (8)% årlig forrentning deraf med årlig kapitalisering (kapitaliseringen skal ske årligt

In the event of dividend distributions, share buy backs, capital decrease or dissolution or liquidation of the company other than upon an Exit, a C2-share or C3-share entitles its holder to receive pro rata distributions as if such C-2 share or C-3 share had converted into an A-share immediately prior to such distribution. In the event of any Exit, each C2-share and C-3 shall be entitled to receive, as a senior priority preference to all other shares of the company (except for the C1-shares, which shall rank pari passu with the C2-shares and C3-shares) and warrants, the greater of (i) (a) DKK 0.01 plus (b) an amount corresponding to eight (8)% yearly rate of return thereof compounding annually (compounding to occur annually beginning on the date that is one year from the date of issuance of such C2-share or C3-

begyndende fra den dato, der er et år fra udstedelsesdatoen for en sådan C2-aktie eller C3-aktie) minus (c) udbytte tidligere modtaget af en sådan C2-aktie eller C3-aktie (herefter benævnt "C2-aktie Præferencerenten" henholdsvis "C3-aktie præferencerenten") eller (ii) det beløb, som ville skulle betales i forhold til sådan en C2-aktie eller C3-aktie, hvis en sådan C2-aktie eller C3-aktie var blevet konverteret til en A-aktie umiddelbart før et sådant Exit. C2-aktie Præferencerenten af hver enkelt C2-aktie og C3-aktie Præferencerenten af hver enkelt C3-aktie beregnes og påløber i hvert enkelt tilfælde fra udstedelsesdatoen af en sådan C2-aktie henholdsvis C3-aktie.

share) minus (c) dividends previously received by such C2-share or C3-share (hereinafter the "Preferential C2-share Interest" or "Preferential C3-share Interest, respectively), or (ii) such amount as would be payable in respect of such C2-share or C3-share had such C2-share or C3-share been converted into an A-share immediately prior to such Exit. The Preferential C2-share Interest on each C2-share and the Preferential C3-share Interest on each C3-share shall, in each case, be calculated and accrue from the date of the issuance of such C2-share or C3-share, respectively.

I dette Afsnit 4.2 betyder "Exit" i relation til C1-aktier, C2-aktier eller C3-aktier enhver begivenhed, som flertallet af C1-aktierne, C2-aktierne eller C3-aktierne, som passende, vælger at behandle som et Exit, hvilket kan omfatte, uden begrænsning, et salg, en likvidation eller offentligt udbud af Selskabets kapitalandele.

In this Clause 4.2, with respect to the C1-shares, C-2 shares or C3-shares, "Exit" shall mean any event which a majority of the C1-shares, C2-shares or C3-shares, as applicable, elect to treat as an Exit, which may, without limitation, include a sale, liquidation or public offering of the shares of the Company.

4.3. En B-aktie vil:

(i) Ved udbytteudlodninger, aktietilbagekøb, kapitalnedsættelse, opløsning eller likvidation af selskabet i tilfælde af et Exit efter C1-aktierne, C2-aktierne og C3-aktierne har modtaget de beløb, som de er berettiget til i henhold til Afsnit 4.2; og

(ii) Ved udbytteudlodninger, aktietilbagekøb, kapitalnedsættelse, opløsning eller likvidation af selskabet i øvrige tilfælde udover et Exit, pro rata med C1-aktierne,

berettige indehaveren fortrinsret til at modtage DKK 0,5 (halvtreds øre) per B-aktie plus et beløb svarende til ti (10) % årlig forrentning deraf (DKK 0,05 (fem øre) per år) (herefter benævnt "B-aktie Præferencerenten"). For aktier, der eksisterer den 30. november 2016 skal B-aktie Præferencerenten beregnes og akkumulere fra november 2013. For aktier udstedt efter 30 november 2016 skal B-aktie Præferencerenten beregnes og akkumulere fra datoen for udstedelsen af sådanne aktier. B-aktie Præferencerenten skal ikke kapitaliseres, men skal i stedet beregnes år for år (dvs. den samlede sum for B-aktie Præferencerenten efter tre (3) år fra den relevante dato beløber sig til DKK 0,15 (femten øre) i alt). Indehavere af

A B-share will:

(i) in the event of dividend distributions, share buy backs, capital decrease, dissolution or liquidation of the company in the event of an Exit, after the C1-shares, C2-shares and C3-shares have received the amounts which they are entitled to pursuant to Clause 4.2; and

(ii) in the event of dividend distributions, share buy backs, capital decrease, dissolution or liquidation of the company other than upon an Exit, pro rata with the C1-shares,

entitle its holder to preferentially receive DKK 0.5 (fifty øre) per B share plus an amount corresponding to ten (10) % yearly rate of return thereof (DKK 0.05 (five øre) per year) (hereinafter the "Preferential B-share Interest"). For shares existing on 30 November 2016, the Preferential B-share Interest shall be calculated and accrue from 29 November 2013. For shares issued after 30 November 2016, the Preferential B-share Interest shall be calculated and accrue from the date of the issuance of such shares. Preferential B-share Interest shall not be capitalized, but shall instead be calculated year for year (i.e. the aggregate Preferential B-share Interest per share after

B aktier skal ikke være berettiget til yderligere udbytte eller afkast fra selskabet.

three (3) years from the relevant date amounts to DKK 0.15 (fifteen øre) in total). Holders of B-shares shall not be entitled to additional dividends or proceeds from the company.

4.4. En A-aktie giver indehaveren ret til udbytte eller provenu, når indehavere af aktier i andre aktieklasser har modtaget deres fortrinsudbytte/-provenu.

An A-share entitles its holder to receiving dividends or proceeds when holders of shares in other share classes have received their preferential dividends or proceeds.

4.5. Selskabet har til hensigt, med henblik på indkomstbeskatning efter de amerikanske føderale skatteregler, at (i) C1-aktierne og C2-aktien i hver af C-Enhederne behandles som én enkelt aktie, og (ii) C-Enhederne udgør aktier, der i væsentligt omfang deltager i virksomhedsvækst i henhold til afsnit 1.305-5(a) i de amerikanske Treasury regulations ("Treasury Regulations") og udgør derfor ikke "præferenceaktier" i henhold til afsnit 305 i den til enhver tid gældende amerikanske Internal Revenue Code og Treasury Regulations derunder. Selskabet skal konsekvent indberette alle selvangivelser, udarbejde al skatterapportering og fastlægge alle gældende skatter i overensstemmelse med ethvert krav, der måtte gælde for den førnævnte tilsigtede behandling, bortset fra hvad der kræves i henhold til gældende lovgivning.

The Company intends that, for United States federal income tax purposes, (i) the C1-shares and the C2-share in each of the C-Units are treated as one single share of stock, and (ii) the C-Units constitute stock that participates in corporate growth to a significant extent within the meaning of Section 1.305-5(a) of the United States Treasury regulations (the "Treasury Regulations") and, therefore, does not constitute "preferred stock" within the meaning of Section 305 of the United States Internal Revenue Code, as amended, and the Treasury Regulations thereunder. The Company shall file all tax returns, prepare all tax reporting, and determine all applicable taxes consistently with, and in accordance with any requirements applicable to, the foregoing intended treatment, except as required by applicable law.

5. Warrants

Warrants

5.1. På Selskabets ekstraordinære generalforsamling, som afholdtes den 14. september 2020, blev det besluttet at udstede og tildele uden vederlag i alt 96.531.134 warrants som del af Selskabets incentive program til visse nøglemedarbejdere, medarbejdere og bestyrelsesmedlemmer i Selskabet eller et datterselskab til Selskabet. Disse warrants giver indehaverne ret til at tegne op til nominelt 1.005.988 A-aktier i Selskabet.

At the Company's extraordinary general meeting held on 14 September 2020 it was resolved to issue and grant free of charge a total of 96,531,134 warrants as part of the Company's incentive program to certain key managers, employees and board members of the Company or a subsidiary to the Company. The warrants give the holders a right to subscribe for up to nominally 1,005,988 class A-shares in the Company.

5.2. Derudover blev det besluttet at vedtage den tilhørende kapitalforhøjelse af Selskabets A-aktiekapital med op til nominelt DKK 1.005.988 for at gøre det muligt for warrantindehaverne at udnytte disse. Enhver kapitalforhøjelse vil blive opdelt i aktier af en nominel værdi af DKK 0,01. Bestyrelsen blev bemyndiget til at foretage de nødvendige ændringer i vedtægterne i forbindelse

It was further resolved to adopt the related increase of the Company's A-share capital with up to nominally DKK 1,005,988 in order to make it possible for the holders of warrants to exercise these. Any capital increase will be divided into shares of a nominal value of DKK 0.01 each. The board of directors was authorized to make the necessary amendments to the articles of association in

med udnyttelsen af de udstedte warrants.

connection with the exercise of issued warrants.

5.3. Enhver udstedelse af aktier baseret på warrants er uden forkøbsret for Selskabets aktionærer. Aktierne er ikkeomsættelige instrumenter udstedt i indehaverens navn, og de skal være underlagt de samme rettigheder og begrænsninger som de eksisterende A-aktier. De betingelser og vilkår, der gælder for warrants og de aktier, som kan tegnes ved udnyttelsen af warrants, er beskrevet i Bilag 5, som udgør en integreret del af disse vedtægter.

Any issue of shares based on the warrants will be without pre-emptive rights for the Company's shareholders. The shares shall be non-negotiable instruments issued in the name of the holder and be subject to the same rights and restrictions as the existing class A-shares. The terms governing the warrants and the shares that may be subscribed by way of exercise of the warrants are set out in Schedule 5 which forms an integral part of these articles of association.

5.A Warrants

Warrants

5.A.1. På Selskabets ekstraordinære generalforsamling, som afholdtes den 29. juni 2023, blev det besluttet at udstede og tildele uden vederlag i alt 109.466.970 warrants som del af Selskabets incentive program til visse nøglemedarbejdere, medarbejdere og bestyrelsesmedlemmer i Selskabet eller et datterselskab til Selskabet. Disse warrants giver indehaverne ret til at tegne op til nominelt 1.094.669,70 A-aktier i Selskabet.

At the Company's extraordinary general meeting held on 29 June 2023 it was resolved to issue and grant free of charge a total of 109,466,970 warrants as part of the Company's incentive program to certain key managers, employees and board members of the Company or a subsidiary to the Company. The warrants give the holders a right to subscribe for up to nominally 1,094,669.70 class A-shares in the Company.

5.A.2. Derudover blev det besluttet at vedtage den tilhørende kapitalforhøjelse af Selskabets A-aktiekapital med op til nominelt DKK 1.094.669,70 for at gøre det muligt for warrantindehaverne at udnytte disse. Enhver kapitalforhøjelse vil blive opdelt i aktier af en nominel værdi af DKK 0,01. Bestyrelsen blev bemyndiget til at foretage de nødvendige ændringer i vedtægterne i forbindelse med udnyttelsen af de udstedte warrants.

It was further resolved to adopt the related increase of the Company's A-share capital with up to nominally DKK 1,094,669.70 in order to make it possible for the holders of warrants to exercise these. Any capital increase will be divided into shares of a nominal value of DKK 0.01 each. The board of directors was authorized to make the necessary amendments to the articles of association in connection with the exercise of issued warrants.

5.A.3. Enhver udstedelse af aktier baseret på warrants er uden forkøbsret for Selskabets aktionærer. Aktierne er ikkeomsættelige instrumenter udstedt i indehaverens navn, og de skal være underlagt de samme rettigheder og begrænsninger som de eksisterende A-aktier. De betingelser og vilkår, der gælder for warrants og de aktier, som kan tegnes ved udnyttelsen af warrants, er beskrevet i Bilag 5A, som udgør en integreret del af disse vedtægter.

Any issue of shares based on the warrants will be without pre-emptive rights for the Company's shareholders. The shares shall be non-negotiable instruments issued in the name of the holder and be subject to the same rights and restrictions as the existing class A-shares. The terms governing the warrants and the shares that may be subscribed by way of exercise of the warrants are set out in Schedule 5A which forms an integral part of these articles of association.

6.	**Generalforsamlinger**	**General meetings**
6.1.	Generalforsamlinger indkaldes af bestyrelsen med mindst to (2) ugers og højst fire (4) ugers varsel ved brev eller email til hver enkelt aktionær.	General meetings are convened by the board of directors with two (2) to four (4) weeks' notice by letter or email to each shareholder.
6.2.	Indkaldelsen skal indeholde oplysning om tid og sted for generalforsamlingen samt dagsorden, hvoraf det fremgår, hvilke anliggender der skal behandles på generalforsamlingen.	The notice must contain information on the time and place of the general meeting together with the agenda showing the items to be discussed at the meeting.
6.3.	Ordinær generalforsamling skal holdes i så god tid, at årsrapporten kan være modtaget i Erhvervsstyrelsen indenfor den i årsregnskabsloven fastsatte frist.	The annual general meeting must be held in time for the adopted annual report to reach the Danish Business Authority within the applicable deadline set out in the Financial Statements Act.
6.4.	Generalforsamlinger afholdes i København.	General meetings are held in Copenhagen.
6.5.	En af bestyrelsen valgt dirigent leder generalforsamlingen og afgør alle spørgsmål vedrørende fremgangsmåde, stemmeafgivning og resultat.	The board of directors appoints a chairman who shall decide upon all questions of procedure, voting and voting results.
6.6.	Dagsorden for den ordinære generalforsamling skal omfatte:	The agenda of the annual general meeting must include the following items:
	1. Godkendelse af årsrapporten.	1. Adoption of the annual report.
	2. Beslutning om anvendelse af overskud eller dækning af underskud i henhold til den godkendte årsrapport.	2. Resolution concerning the appropriation of profit or loss as recorded in the adopted annual report.
	3. Meddelelse af decharge til selskabets ledelse.	3. Discharge to the company's management.
	4. Udpegning af medlemmer til bestyrelsen.	4. Election of members to the board of directors.
	5. Valg af revisor.	5. Appointment of company auditor.
	6. Eventuelt.	6. Any other business.
6.7.	Alle beslutninger på generalforsamlingen vedtages med simpelt stemmeflertal, medmindre selskabsloven foreskriver særlige regler om repræsentation og majoritet.	All resolutions passed at the general meeting are adopted by way of a simple majority of votes unless otherwise provided for in the Danish Companies Act as regards representation and majority.
6.8.	Bestyrelsen kan, når den anser det for hensigtsmæssigt og generalforsamlingen kan afvikles på betryggende vis, bestemme at	When the board of directors finds it appropriate and technically safe it may decide that a general meeting shall be held as an electronic general meeting only

	generalforsamlingen udelukkende skal foregå elektronisk (fuldstændig elektronisk generalforsamling). Bestyrelsen kan herudover under samme forudsætninger vælge at tilbyde aktionærerne at deltage elektronisk på generalforsamlinger, der i øvrigt gennemføres ved fysisk fremmøde (delvis elektronisk generalforsamling). Aktionærerne kan derved elektronisk deltage i, ytre sig samt stemme på generalforsamlingen. Nærmere oplysninger vil fremgå af indkaldelsen som fremsendes til de i selskabets ejerbog noterede aktionærer.	(complete electronic general meeting). The board of directors may also as an alternative under the same circumstances invite the shareholders to attend general meetings (that are also attended by shareholders in person) by electronic means (partial electronic meeting). In this way, shareholders will be able to attend, express their opinion and vote at the general meeting by electronic means. More information will be included in the notices convening the general meetings in question which will be sent to shareholders listed in the Company's register of shareholders.
6.9.	Generalforsamlingen kan afholdes på dansk eller engelsk efter bestyrelsens beslutning og uden simultanfortolkning til og fra dansk. Dokumenter udarbejdet til generalforsamlingens brug i forbindelse med eller efter generalforsamlingen udarbejdes på dansk eller engelsk.	The general meeting can be conducted in Danish or English without any simultaneous interpretation to or from Danish. All documents prepared for use by the general meeting at or after the general meeting shall be in Danish or English.
7.	**Ledelse**	**Management**
7.1.	Selskabet ledes af en bestyrelse på fem (5) til ti (10) medlemmer, der vælges af generalforsamlingen for et år ad gangen.	The Company is managed by a board of directors consisting of five (5) to ten (10) members appointed by the general meeting for one year at a time.
7.2.	Bestyrelsens medlemmer udpeges for tiden indtil næste ordinære generalforsamling. Genudpegning kan finde sted.	The members of the board of directors are appointed for the time until the next ordinary general meeting. Re-appointment may take place.
7.3.	Bestyrelsen konstituerer sig selv med i) en formand ii) en næstformand og iii) det bestyrelsesmedlem hvis stemme skal være udslagsgivende i tilfælde af stemmelighed.	The board of director's choses i) a chairman ii) one vice chairman and iii) the board member who in the event of equality of votes, holds the casting vote.
7.4.	Bestyrelsen er beslutningsdygtig, når over halvdelen af medlemmerne deltager i beslutningstagningen. Beslutninger i bestyrelsen træffes ved almindelig stemmeflertal.	The board of directors is quorate when more than half of the members take part in the decision making. Resolutions of the board of directors are passed by a simple majority of votes.
7.5.	Bestyrelsen ansætter en direktion bestående af et (1) til fire (4) medlemmer. Bestyrelsen fastsætter de nærmere regler for direktionens arbejde.	The board of directors appoints an executive board consisting of one (1) to four (4) members. The board of directors lays down the rules for the workings of the executive board.
8.	**Elektronisk kommunikation**	**Electronic communication**
8.1.	Al kommunikation fra selskabet til de enkelte	All communication between the company and the

aktionærer sker elektronisk, herunder via email. Selskabet kan derudover til enhver tid vælge at kommunikere med almindelig post.

shareholders is made electronically, including by email. The company may at all times choose to communicate by regular mail as well.

8.2. Indkaldelse til ordinær eller ekstraordinær generalforsamling, dagsorden og fuldstændige forslag, fuldmagter, bestyrelses- og revisorerklæringer, årsrapport, samt alle øvrige meddelelser og dokumenter, som i henhold til selskabets vedtægter eller selskabsloven skal udveksles mellem selskabet og aktionærerne, kan således fremsendes af selskabet elektronisk.

Notice of ordinary or extraordinary general meeting, agenda and complete proposals, power of attorneys, board- and auditor declarations, annual reports, and all other communications and documents which in accordance with the company's articles of association or the Danish Companies Act must be exchanged between the company and the shareholders can be distributed by the company electronically.

8.3. Oplysning om kravene til de anvendte systemer samt om fremgangsmåden i forbindelse med elektronisk kommunikation med selskabet kan rekvireres ved henvendelse til selskabet.

Information regarding the requirements for the systems applied and the procedures for electronic communication with the company can be commissioned by enquiry to the company.

8.4. Selskabet skal anmode aktionærerne om en emailadresse, hvortil meddelelser m.v. kan sendes. Det er aktionærernes ansvar at sikre, at selskabet er i besiddelse af den korrekte emailadresse.

The company will request the shareholders to inform the company of an email address to which communications etc. can be sent. It is the responsibility of the shareholders to ensure that the company is in possession of the correct email address.

9. Tegningsregel

Power to bind the company

9.1. Selskabet tegnes af Andrew William Crawford, Melis Zeynep Kahya, Andrea Calabro eller Harrison Robert DiGia.

The Company is bound by the signature of one of Andrew William Crawford, Melis Zeynep Kahya, Andrea Calabro or Harrison Robert DiGia.

10. Bemyndigelse til bestyrelsen

Authorization to the board of directors

10.1. Selskabets bestyrelse er den 22. november 2018 blevet bemyndiget til at træffe beslutning om forhøjelse af selskabets aktiekapital ved udstedelse af nye aktier.

The company's board of directors is, as of 22 November 2018, authorised to decide to increase the share capital of the company by issuing new shares.

10.2. Bemyndigelsen er gyldig fra 22. november 2018 til 1. oktober 2023.

The authorisation is valid from 22 November 2018 to 1 October 2023.

10.3. De nye aktier kan indbetales kontant eller ved indskud af andre værdier end kontanter.

The new shares may be paid in cash or by contribution of assets other than cash.

10.4. Bestyrelsen kan maksimalt forhøje selskabskapitalen med nominelt 2.000.000 kr.

The board of directors can increase the share capital by a maximum of nominally DKK 2,000,000.

10.5.	Bestyrelsen kan udstede op til nominelt 700.000 A-aktier og op til nominelt 1.300.000 B-aktier.	The board of directors may issue up to nominally 700,000 A-shares and up to nominally 1,300,000 B-shares.
10.6.	De eksisterende aktionærer skal ikke have fortegningsret til de nye aktier.	The existing shareholders shall not have preemption rights to the new shares.
10.7.	For aktier udstedt i henhold til denne bemyndigelse skal følgende gælde:	The following shall apply to the shares issued in accordance with this authorization:
10.8.	Aktierne skal ikke være omsætningspapirer.	The shares must be non-negotiable instruments.
10.9.	Aktierne skal lyde på navn og være noteret på navn i selskabets ejerbog.	The shares must be registered shares and shall be registered in the name of the holder in the company's register of shareholders.
10.10.	Aktierne skal alene være underlagt de omsætningsbegrænsninger, der følger af selskabets vedtægter.	The shares shall only be subject to the transfer restrictions outlined in the articles of association of the company.
	[Den 23. november 2018 udstedte Selskabet 5.585.203 A-aktier og 8.903.148 B-aktier i henhold til pkt. 10.1 til 10.10. Bestyrelsens bemyndigelse er herefter reduceret til nominelt 644.147,97 A-aktier og nominelt 1.210.968,52 B-aktier.]	*[On 23 November 2018 the Company issued 5,585,203 A-shares and 8,903,148 B-shares pursuant to section 10.1 to 10.10. The board of directors' authorization is hereby reduced to nominally 644,147.97 A-shares and 1,210,968.52 B-shares.]*
10.11.	Selskabets bestyrelse er den 4. marts 2019 blevet bemyndiget til at træffe beslutning om forhøjelse af selskabets aktiekapital ved udstedelse af nye aktier.	The company's board of directors is, as of 4 March 2019, authorised to decide to increase the share capital of the company by issuing new shares.
10.12.	Bemyndigelsen er gyldig fra 4. marts 2019 til 1. oktober 2023.	The authorisation is valid from 4 March 2019 to 1 October 2023.
10.13.	De nye aktier kan indbetales kontant eller ved indskud af andre værdier end kontanter.	The new shares may be paid in cash or by contribution of assets other than cash.
10.14.	Bestyrelsen kan maksimalt forhøje selskabskapitalen med nominelt 4.091.647,09 kr.	The board of directors can increase the share capital by a maximum of nominally DKK 4,091,647.09.
10.15.	Bestyrelsen kan udstede op til nominelt 1.227.503,88 A-aktier og op til nominelt 2.864.143,21 B-aktier.	The board of directors may issue up to nominally 1,227,503.88 A-shares and up to nominally 2,864,143.21 B-shares.
10.16.	De eksisterende aktionærer skal ikke have fortegningsret til de nye aktier.	The existing shareholders shall not have preemption rights to the new shares.
10.17.	For aktier udstedt i henhold til denne bemyndigelse skal følgende gælde:	The following shall apply to the shares issued in accordance with this authorization:

10.18.	Aktierne skal ikke være omsætningspapirer.	The shares must be non-negotiable instruments.
10.19.	Aktierne skal lyde på navn og være noteret på navn i selskabets ejerbog.	The shares must be registered shares and shall be registered in the name of the holder in the company's register of shareholders.
10.20.	Aktierne skal alene være underlagt de omsætningsbegrænsninger, der følger af selskabets vedtægter.	The shares shall only be subject to the transfer restrictions outlined in the articles of association of the company.
	[Den 22. marts 2019 udstedte Selskabet 120.757.668 A-aktier og 281.764.708 B-aktier i henhold til pkt. 10.11 til 10.20. Bestyrelsens bemyndigelse er herefter reduceret til nominelt 19.927,20 A-aktier og nominelt 46.496 B-aktier.]	*[On 22 March 2019 the Company issued 120,757,668 A-shares and 281,764,708 B-shares pursuant to section 10.11 to 10.20. The board of directors' authorization is hereby reduced to nominally 19,927.20 A-shares and 46,496 B-shares.]*
11.	**Bemyndigelse til bestyrelsen til at udstede aktietegningsoptioner**	**Delegation of authority to the board of directors to issue warrants**
11.1.	På Selskabets ekstraordinære generalforsamling, som afholdtes den 14. september 2020, har generalforsamlingen, med hjemmel i selskabslovens § 155, stk. 2, jf. § 169, bemyndiget Selskabets bestyrelse til – ad én eller flere gange – at udstede op til 2.919.975 aktietegningsoptioner (uden fortegningsret for Selskabets eksisterende aktionærer), der giver indehaverne ret til at tegne op til nominelt DKK 29.199,75 A-aktier i Selskabet. Bestyrelsen er bemyndiget til at opdele aktietegningsoptionerne på forskellige serier med forskellige vilkår. Bemyndigelsen omfatter endvidere retten til at genanvende tidligere udstedte, men tilbagekøbte aktietegningsoptioner.	At the Company's extraordinary general meeting held on 14 September 2020 the general meeting has, in accordance with the Danish Companies Act s. 155(2), cf. s. 169, authorized the board of directors of the Company to – in one or more stages – issue up to 2,919,975 warrants (without pre-emption rights for the existing shareholders of the Company), which give the holders the right to subscribe for up to nominally DKK 29,199.75 class A-shares in the Company. The board of directors is authorized to divide the warrants into different series on different terms. The authorization also comprises the right to redeploy previously issued but repurchased warrants.
11.2.	Generalforsamlingen bemyndigede endvidere bestyrelsen til at forhøje Selskabets A-aktiekapital med op til nominelt DKK 29.199,75 A-aktier for at gøre det muligt for indehaverne af aktietegningsoptionerne at udnytte disse.	The general meeting further authorized the board of directors to increase the Company's A-share capital with up to nominally DKK 29,199.75 in order to make it possible for the holders of the warrants to exercise these.
11.3.	Bemyndigelsen kan udnyttes til udstedelse af aktietegningsoptioner som led i Selskabets management incitamentsordning til fordel for nye eller eksisterende nøglemedarbejdere, medarbejdere og bestyrelsesmedlemmer i Selskabet eller et datterselskab til Selskabet.	The authorization may be utilized to issue warrants as part of the Company's management incentive program in favour of new or existing key managers, employees and board members of the Company or a subsidiary to the Company.
11.4.	I forbindelse med udnyttelsen af aktietegningsoptionerne skal kapitalforhøjelsen	In connection with the exercise of the warrants, the capital increase shall be carried out through cash

gennemføres ved kontant indbetaling og uden fortegningsret for Selskabets eksisterende aktionærer. Aktierne, der kan tegnes i forbindelse med udnyttelsen, skal (i) indbetales fuldt ud, (ii) tilhøre A-aktieklassen, (iii) være underlagt samme indskrænkninger vedrørende fortegningsret ved senere kapitalforhøjelser, som er gældende for Selskabets øvrige A-aktier på tidspunktet for udnyttelse af aktietegningsoptionerne, (iv) være underlagt samme indskrænkninger vedrørende omsættelighed, som er gældende for Selskabets øvrige A-aktier på tidspunktet for udnyttelse af aktietegningsoptionerne, (v) være ikke omsætningspapirer, og (vi) lyde på navn.

contribution and without preemption rights for the Company's existing shareholders. The shares subscribed for in connection with the exercise shall (i) be paid up in full, (ii) be class A-shares, (iii) be subject to the same restrictions with respect to right of pre-emption in connection with subsequent capital increases as apply to the Company's existing class A-shares at the time of exercise of the warrants, (iv) be subject to the same restrictions with respect to the transferability as apply to the Company's existing class-A shares at the time of exercise of the warrants, (v) be non-negotiable instruments and (vi) be made out in the name of the shareholder.

11.5. Vilkårene for aktietegningsoptionerne og de aktier, der kan tegnes af indehaverne, fastlægges af bestyrelsen, herunder tegningskurs, tegningsfrist, det antal A-aktier en aktietegningsoption giver indehaveren ret til at tegne, og betingelser og tidspunkt for udnyttelse af aktietegningsoptionerne.

The terms of the warrants and the shares, which may be subscribed for by the holders by exercise of the warrants, are determined by the board of directors, including subscription price, subscription period, the number of class A-shares which a warrant entitles the holder to subscribe for, and terms and time for the exercise of the warrants.

11.6. Bestyrelsen er bemyndiget til at foretage de fornødne vedtægtsændringer i tilfælde af udnyttelse af bemyndigelsen samt i tilfælde af udnyttelse af udstedte aktietegningsoptioner.

The board of directors is authorized to make the necessary changes to the articles of association in connection with the utilization of the authorization and in connection with the exercise of the issued warrants.

11.7. Bemyndigelsen er gældende indtil 14. september 2025.

The authorization is effective until 14 September 2025.

12. Ekstraordinært udbytte

Extraordinary dividend

12.1. Selskabets bestyrelse er bemyndiget til at træffe beslutning om udlodning af ekstraordinært udbytte i overensstemmelse med selskabslovens regler.

The company's board of directors is authorised to decide to distribute extraordinary dividend as provided for by the Danish Companies Act.

13. Årsrapporter

Annual reports

13.1. Selskabets årsrapporter revideres af en af generalforsamlingen valgt statsautoriseret revisor, som vælges for perioden indtil næste ordinære generalforsamling.

The company's annual reports shall be audited by a state authorized accountant appointed by the general meeting for the time until the next ordinary general meeting.

13.2. Selskabets årsrapport udarbejdes og aflægges på

The company's annual report is prepared and

engelsk. Bestyrelsen kan beslutte, at årsrapporten tillige udarbejdes på dansk.

submitted in English. The board of directors may resolve that the annual report is also to be prepared in Danish.

14. Regnskabsår

Financial year

14.1. Selskabets regnskabsår løber fra 1. januar til 31. december.

The company's financial year runs from 1 January to 31 December.

14.2. Første regnskabsår løber fra stiftelsen til 31. december 2013.

The first financial year runs from the incorporation of the Company to 31 December 2013.

Som vedtaget på Selskabets ekstraordinære generalforsamling den 21. december 2023.

As adopted at the Company's extraordinary general meeting on 21 December 2023.

*****

Bilag 5 – Warrantvilkår

1. Udstedelse af warrants

1.1. Den 14. september 2020 blev det på en ekstraordinær generalforsamling i Selskabet besluttet at udstede i alt 96.531.134 warrants, som giver indehaverne ("Deltagerne") ret til at tegne A-aktier i Selskabet.

1.2. Warrants er udstedt og overdraget til udvalgte ledelsesmedlemmer, nøglemedarbejdere og bestyrelsesmedlemmer i Selskabet eller i Selskabets datterselskaber ("Koncernen").

2. Warrants

2.1. En warrant er en betinget rettighed – men ikke en pligt – for Deltageren til at tegne aktier i Selskabet på et givent tidspunkt til en aftalt pris.

2.2. Warrants giver ikke Deltageren nogen aktionærrettigheder såsom retten til at stemme på generalforsamlinger, retten til at modtage udbytte etc.

3. Tildeling af Warrants

3.1. Deltagerene tildeles Warrants uden beregning.

3.2. Selskabet vil føre et register over alle udstedte Warrants.

4. Udnyttelse af Warrants – antal af Aktier og Optionspris

4.1. Hver Warrant giver Deltageren retten til at tegne det antal klasse A-aktier af nominelt kr. 0,01 i Selskabet, som Warrant Faktoren (som defineret nedenfor) foreskriver på de vilkår og betingelser, som er anført i dette

Schedule 5 – Warrants terms and conditions

1. Issuance of warrants

1.1. On 14 September 2020 at an extraordinary general meeting in the Company, it was resolved to issue a total of 96,531,134 warrants entitling their holders (the "Participants") to subscribe for A-shares in the Company.

1.2. The warrants are issued and granted to certain key managers, employees and board members of the Company or a subsidiary to the Company (the "Group").

2. Warrants

2.1. A warrant is a conditional right – but not an obligation – for the Participant to exercise and subscribe for shares in the Company at a given time for an agreed price.

2.2. Warrants do not provide the Participant with any shareholder rights such as the right to vote at general meetings, the right to receive dividends, etc.

3. Grant of Warrants

3.1. The Participants are granted the Warrants free of charge.

3.2. The Company will keep a register of all issued warrants.

4. Exercise of Warrants – Number of Shares and Exercise Price

4.1. Each Warrant entitles the Participant to subscribe for a number of class A shares of nominally DKK 0.01 in the Company according to the Warrant Factor (as defined below) on the terms and conditions set out in

bilag ("Aktierne"). Warrant Faktoren skal beregnes som følger: (33.600.000 / Værdi pr. almindelig aktie (DKK, før warrant udnyttelse) + (Exit equity value (DKK) – 3.500.000.000)* 0,0135 / Værdi pr. almindelig aktie (DKK, før warrant udnyttelse)) / 96.531.134 (Totalt antal udstedte warrants). Med henblik på at beregne Exit equity value skal equity value anses for at være eksklusiv equity value af, eller beløb skyldige til, alle C1-aktier, C2-aktier, C3-aktier, A-aktier modtaget i forbindelse med konvertering af C2-aktier og C3-aktier, samt B-aktier modtaget i forbindelse konvertering af C1-aktier. Hvis værdien pr. almindelig aktie (DKK, før warrant udnyttelse) er lig med 0 DKK, så skal Warrant Faktoren være 0. En almindelig aktie betyder en A-aktie i Selskabet (med undtagelse af A-aktier modtaget i forbindelse med konvertering af C2-aktier og C3-aktier).

this schedule (the "Shares"). The Warrant Factor shall be calculated as follows: (33,600,000 / Value per ordinary share (DKK, pre warrant exercise) + (Exit equity value (DKK) – 3,500,000,000) * 0.0135 / Value per ordinary share (DKK, pre warrant exercise)) / 96,531,134 (Total no. of warrants issued). For purposes of calculating the Exit equity value, the equity value shall be deemed to exclude the equity value of, or amounts payable to, all C1-shares, C2-shares, C3-shares, A-shares received upon conversion of C2-shares and C3-shares and B-shares received upon conversion of C1-shares. If the Value per ordinary share (DKK, pre warrant exercise) equals 0 DKK, the Warrant Factor should assume the value of 0. An ordinary share shall mean an A-share in the Company (excluding A-shares received upon conversion of C2-shares and C3-shares).

4.2. I tilfælde af udnyttelse, skal Deltageren betale et kontantbeløb på DKK 0,01 per tegnet Aktie af nominelt kr. 0,01 ("Udnyttelsesprisen").

4.2. In the event of exercise, the Participant shall pay an amount in cash of DKK 0.01 per subscribed Share of nominally DKK 0.01 (the "Exercise Price").

4.3. Med henblik på at sikre, at ændringer i Selskabets kapitalstruktur som følge af udstedelsen af C1-aktier, C2-aktier og C3-aktier ikke medfører en værdiforøgelse af Warrants, skal beregningen i Afsnit 4.1 foretages efter, at alle skyldige beløb er betalt til indehaverne af C1-aktier, C2-aktier, C3-aktier, A-aktier modtaget i forbindelse med konvertering af C2-aktier og C3-aktier, samt B-aktier modtaget i forbindelse med konvertering af C1-aktier.

4.3. In order to ensure that the change to the capital structure of the Company resulting from the issuance of C1-shares, C2-shares and C3-shares does not cause an increase to the value of the Warrants, calculation in Clause 4.1 shall be made following the payment of all amounts required to be paid to the holders of C1-shares, C2-shares, C3-shares, A-shares received upon conversion of C2-shares and C3-shares and B-shares received upon conversion of C1-shares.

5. Udnyttelse af Warrants – udnyttelsesmuligheder

5. Exercise of Warrants – Exercise Events

5.1. Warrants kan alene udnyttes i tilfælde af et Exit (som defineret nedenfor), og hvis equity value af Selskabet realiseret i forbindelse med et Exit udgør mindst DKK 3.500.000.000. Med henblik på at beregne Selskabets equity value skal equity value anses for at være

5.1. The Warrants may be exercised only in the event of an Exit (as defined below) and if the equity value of the Company realized in the Exit amounts to at least DKK 3,500,000,000. For purposes of calculating the equity value of the Company, the equity value shall be

eksklusiv equity value af, eller beløb skyldige til, alle C1-aktier, C2-aktier, C3-aktier, A-aktier modtaget i forbindelse med konvertering af C2-aktier og C3-aktier, samt B-aktier modtaget i forbindelse konvertering af C1-aktier.

deemed to exclude the equity value of, or amounts payable to, all C1-shares, C2-shares, C3-shares, A-shares received upon conversion of C2-shares and C3-shares and B-shares received upon conversion of C1-shares.

5.2. Exit betyder gennemførelsen (closing) af:

5.2. Exit shall mean the completion (closing) of:

5.2.1. En børsnoteret emission og børsnotering af Selskabets aktier på en fondsbørs eller et andet reguleret marked,

5.2.1. An initial public offering and listing of the shares of the Company on a stock exchange or another regulated market;

5.2.2. Et salg til en eller flere bona fide uafhængige købere (f.eks. virksomheder eller personer, som ikke er kontrolleret direkte eller indirekte af nogen af Koncernens kapitalejere), i hvilken 2/3 eller mere af Selskabets nominelle aktiekapital eller af stemmerettighederne erhverves,

5.2.2. A sale to one or more bona fide independent buyers (e.g. companies or persons not controlled, directly or indirectly, by any of the Group's shareholders) of 2/3 or more of the nominal share capital or voting rights of the Company;

5.2.3. Et salg til en eller flere bona fide uafhængige købere (f.eks. virksomheder eller personer, som ikke er kontrolleret direkte eller indirekte af nogen af Koncernens kapitalejere), i hvilken aktiver, der repræsenterer 2/3 eller mere af Selskabets værdi i henhold til den seneste godkendte årsrapport for Selskabet eller en væsentlig del af Selskabets immaterielle rettigheder erhverves, eller

5.2.3. A sale to one or more bona fide independent buyers (e.g. companies or persons not controlled, directly or indirectly, by any of the Group's shareholders) of assets that represent 2/3 or more of the value of the Company according to the latest adopted annual report of the Company or a substantial part of the Company's intellectual property rights; or

5.2.4. En fusion eller en spaltning af Selskabet med Selskabet som det ophørende selskab, hvis Selskabets aktionærer hovedsageligt modtager kontant vederlæggelse.

5.2.4. A merger or demerger of the Company with the Company as the discontinuing entity and in which the Company's shareholders mainly receive cash remuneration.

5.3. Selskabet skal informere Deltageren skriftlig om enhver påtænkt Exit i det omfang, det er muligt, dog ikke senere end 10 bankdage før den forventede closing dato for Exit ("Exit Meddelelsen").

5.3. The Company must inform the Participant in writing of any contemplated Exit, to the extent possible, no later than 10 business days prior to the expected closing date of the Exit (the "Exit Notice").

5.4. Exit Meddelelsen skal, hvor det er muligt, indeholde en redegørelse for vilkårene og betingelserne for den påtænkte Exit, inklusiv den forventede salgspris eller IPO pris, som relevant, Udnyttelsesprisen, antallet af Aktier, som Deltageren har ret til at tegne og bankoplysninger for den konto, Udnyttelsesprisen skal betales til, undtagen i

5.4. The Exit Notice shall, to the extent possible, include an outline of the terms and conditions of the contemplated Exit, including the expected sales or IPO price, as applicable, the Exercise Price, the number of Shares which the Participant is entitled to subscribe for and the bank account to which the Exercise Price

tilfælde af Kontant Afregning eller salg af Warrants (jf. punkt 6.5).

shall be paid, except in case of Cash Settlement or the sale of Warrants (cf. clause 6.5).

6. Udnyttelse af Warrants – retningslinjer for udnyttelse

6.1. Hvis Deltageren ønsker at udnytte Warrants, skal Deltageren inden for 5 bankdage efter at have modtaget Exit Meddelelsen ("Exit Udnyttelsesperioden") (i) give Selskabets bestyrelsen ("Bestyrelsen") skriftlig meddelelse om antallet af Warrants, som Deltageren ønsker at udnytte, og (ii) indbetale Udnyttelsesprisen kontant til den i Exit Meddelelsen angivne bankkonto.

6.2. Deltageren har ret til at udnytte alle eller en del af Warrants.

6.3. Deltagerens udnyttelse af Warrants er betinget og afhængig af closing af Exit. Hvis en påtænkt Exit ikke gennemføres, skal enhver betaling fra Deltageren af Udnyttelsesprisen returneres.

6.4. Efter Selskabets modtagelse af Udnyttelsesprisen, skal Selskabet så hurtigt som muligt registrere den nødvendige kapitalforhøjelse hos Erhvervsstyrelsen og ændre Selskabets ejerbog, så den afspejler Deltagerens adkomst til de udstedte Aktier.

6.5. I tilfælde af et Exit, kan Bestyrelsen efter sit eget skøn, beslutte – som et alternativ til Deltagerens udnyttelse af Warrants – at (a) betale Deltageren et kontant beløb svarende til forskellen mellem (i) værdien af Aktierne ved det pågældende Exit under hensyntagen til afkastet (om det er i kontanter, værdipapirer eller andet) som Selskabets aktionærer har opnået i forbindelse med et sådan Exit, minus Deltagerens pro rata andel af transaktionsomkostningerne eller andre omkostninger, som skal bæres af indehaverne af almindelige klasse A-aktier i Selskabet i forbindelse med en sådan Exit og (ii)

6. Exercise of Warrants – Procedure

6.1. If the Participant wishes to exercise the Warrants, the Participant shall within 5 business days after having received the Exit Notice (the "Exit Exercise Period") (i) provide the board of directors of the Company (the "Board") with a written notice setting out the number of Warrants the Participant wishes to exercise and (ii) pay the Exercise Price in cash to the bank account designated in the Exit Notice.

6.2. The Participant is entitled to exercise all or part of the Warrants.

6.3. The Participant's exercise of Warrants is subject to and contingent upon closing of the Exit. If a contemplated Exit is not closed, any payment of the Exercise Price from the Participant shall be returned.

6.4. As soon as possible after the Company's receipt of the Exercise Price, the Company shall register the necessary capital increase with the Danish Business Authority and amend the Company's shareholders' register to reflect the Participant's title to the issued Shares.

6.5. Upon the Occurrence of an Exit, the Board may at its sole discretion decide – as an alternative to the Participant's exercise of Warrants – to (a) pay the Participant an amount in cash equal to the difference between (i) the value of the Shares in the Exit taking into account the proceeds (whether in cash, securities or otherwise) obtained by the shareholders of the Company in the Exit, less the Participant's pro rata share of the transaction or other costs to be carried by holders of ordinary class A shares in the Company in connection with such Exit and (ii) the Exercise Price for all Warrants which

Udnyttelsesprisen for alle Warrants som Deltageren har ret til at udnytte ("Kontant Afregning"), eller (b) kræve at Deltageren sælger samtlige Warrants som en del af Exit for en pris svarende til Kontant Afregning.

the Participant is entitled to exercise (the "Cash Settlement") or (b) demand that the Participant sells the Warrants as part of the Exit for a price equal to the Cash Settlement.

6.6. Warrants, som ikke udnyttes i Exit Udnyttelsesperioden bortfalder automatisk uden varsel eller kompensation ved udløbet af Exit Udnyttelsesperioden.

6.6. Warrants not exercised within the Exit Exercise Period automatically lapse without notice or compensation at the end of the Exit Exercise Period.

7. Aktionæroverenskomst

7. Shareholders' Agreement

7.1. Udnyttelse af Warrants er betinget af, at Deltageren tiltræder aktionæroverenskomsten ("SHA") vedrørende Aktierne.

7.1. Exercise of the Warrants is conditional upon the Participant acceding to the Shareholders' Agreement (the "SHA") with respect to the Shares.

8. Indskrænkninger i Warrants' omsættelighed

8. Restrictions in the Transferability of Warrants

8.1. Bortset fra en overførsel af Warrants i henhold til pkt. 6.5, er Warrants ikkeomsættelige og kan ikke overføres til en tredjemand, heller ikke i forbindelse med en bodeling efter skilsmisse. Ligeledes kan Warrants ikke pantsættes eller være genstand for pantsætning, gældsinddrivelse, eller danne basis for enhver anden form for håndhævelse.

8.1. Other than a transfer of Warrants pursuant to clause 6.5, the Warrants are non-transferable and cannot be transferred to a third party, including in connection with a property division following a divorce. Furthermore, the Warrants cannot be pledged or subject to encumbrance, debt enforcement or provide basis for any other form of execution.

8.2. Hvis Warrants overføres i modstrid med pkt. 8.1, bortfalder alle Warrants automatisk bortfalde uden varsel eller kompensation.

8.2. If the Warrants are transferred in contravention of clause 8.1, all Warrants shall automatically lapse without notice or compensation.

8.3. Omsættelighedsbegrænsningerne i pkt. 8.1 skal ikke gælde i tilfælde af Deltagerens død, i hvilket tilfælde alle Warrants kan overføres til Deltagerens arvinger, betinget af deres skriftlige tiltræden til denne Aftale og SHA.

8.3. The transfer restrictions in clause 8.1 shall not apply in the event of the Participant's death, in which case all Warrants may be transferred to the Participant's heirs, subject to their written adherence to this Agreement and the SHA.

9. Ansættelsens ophør

9. Cessation of employment

9.1. Hvis Deltagerens ansættelse i Koncernen ophører som et resultat af en af følgende

9.1. If the Participant's employment in the Group ceases as a result of one of the following

begivenheder, vil han blive anset for en "Bad Leaver":

events, he will be deemed a "Bad Leaver":

9.1.1. Koncernen opsiger ansættelsesforholdet grundet Deltagerens væsentlige misligholdelse af ansættelsesforholdet, eller

9.1.1. the Group gives notice of termination of the employment due to the Participant's material breach of the employment; or

9.1.2. Deltageren opsiger ansættelsesforholdet uden, at Koncernen misligholder ansættelsesforholdet væsentligt.

9.1.2. the Participant gives notice of termination of the employment without the Group being in material breach of the employment.

9.2. Hvis ansættelsesforholdet ophører, og Deltageren ikke anses for at være en Bad Leaver, vil Deltageren blive anset for at være en "Good Leaver".

9.2. If the employment is terminated and the Participant is not deemed a Bad Leaver, the Participant will be deemed a "Good Leaver".

9.3. Ved opsigelse og uanset om Deltageren betragtes som en Good Leaver eller en Bad Leaver, bliver alle Warrants ugyldige og virkningsløse uden kompensation til Deltageren.

9.3. Upon notice of termination and regardless if the Participant is deemed a Good Leaver or a Bad Leaver, all Warrants shall become null and void without compensation to the Participant.

9.4. Hvis en Exit gennemføres inden for 12 måneder efter opsigelsen, og hvor Deltageren skal betragtes som en Good Leaver, er Deltageren berettiget til at modtage det beløb, som Warrants ville have repræsenteret ved en Kontant Afregning i henhold til pkt. 6.5 på tidspunktet for Exit.

9.4. If an Exit takes place within 12 months from the notice of termination, and where the Participant is deemed a Good Leaver, the Participant is entitled to receive the amount which the Warrants would have represented in a Cash Settlement pursuant to clause 6.5 at the time of the Exit.

10. Justering af Udnyttelsesprisen og/eller antallet af Aktier

10. Adjustment of the Exercise Price and/or the number of Shares

10.1. Hvis gennemførte ændringer i kapitalstrukturen i Selskabet resulterer i, at værdien af Warrants stiger eller falder, skal Udnyttelsesprisen og/eller antallet af Aktier – i det omfang at det er lovligt muligt – justeres tilsvarende, således at markedsprisen af Warrants (som beregnet af Bestyrelsen) efter den relevante ændring så vidt muligt svarer til markedsprisen på Warrants (som beregnet af Bestyrelsen) umiddelbart for ændringen.

10.1. If changes to the capital structure of the Company are implemented causing the value of the Warrants to be increased or reduced, a corresponding adjustment of the Exercise Price and/or the number of Shares shall – to the extent legally possible – be made to the effect that the market value of the Warrants (as estimated by the Board) after the relevant change corresponds to the market value of the Warrants (as estimated by the Board) immediately prior to the change.

10.2. Eksempler på sådanne ændringer i Selskabets kapitalstruktur efter 10.1 er kapitalforhøjelser og kapitalnedsættelser, som ikke gennemføres til rimelig markedspris, ændringer til

10.2. Examples of such changes in the Company's capital structure referred to in clause 10.1 are capital increases and capital decreases not at fair market value, changes to the rights of

rettighederne af de eksisterende præferenceaktier, dvs. klasse B-aktier, eller udstedelse af nye præferenceaktier, udstedelse af bonusaktier, ændring af stykstørrelsen af Selskabets aktier, køb og salg af egne aktier, som ikke gennemføres til rimelig markedspris, dividendeudlodning på mere end 10 procent af Selskabets årlige profit, udstedelse af warrants og/eller konvertible instrumenter samt fusion og spaltning jf. pkt. 11.

existing preference shares, i.e. class B-shares, or issuance of new preference shares, issuance of bonus shares, change of the denomination of the shares in the Company, purchase and sale of own shares not at fair market value, distribution of dividend exceeding 10 per cent of the Company's annual profits, issuance of warrants and/or convertible instruments as well as merger and de-merger, cf. clause 11.

10.3. Uden hensyntagen til pkt. 10.1, hvis Selskabet beslutter at udstede aktieoptioner, aktier, warrants, konvertible instrumenter eller lignende til Selskabets medarbejdere, direktører, konsulenter eller bestyrelsesmedlemmer eller køber eller sælger egne aktier i denne forbindelse, skal der ikke justeres på Udnyttelsesprisen eller på antallet af Aktier. Dette gælder ligegyldigt om en sådan udstedelse giver ret til at erhverve aktier til en pris, som er lavere end markedsprisen for Selskabets aktier på tidspunktet for tildelingen, eller om kø bet/salget af egne aktier gennemføres til en pris, som er højere eller lavere end markedsprisen for Selskabets aktier.

10.3. Irrespective of clause 10.1, if the Company resolves to issue share options, shares, warrants, convertible instruments or similar to the Company's employees, managers, consultants or members of the Board or buys or sells own shares in this connection, no adjustment of the Exercise Price nor the number of Shares shall be made. This applies irrespective of whether such issue provides the right to acquire shares at a price lower than the market price of the Company's shares at the time of allotment or whether the purchase/sale of own shares takes place at a price higher or lower than the market price of the Company's shares.

10.4. Bestyrelsen afgør om og i hvilket omfang, en gennemført ændring i kapitalstrukturen (jf. pkt. 10.1) giver anledning til en justering af Udnyttelsessprisen og/eller antallet af Aktier.

10.4. The Board shall determine whether and to what extent an implemented change in the capital structure (cf. clause 10.1) gives rise to an adjustment of the Exercise Price and/or the number of Shares.

10.5. Enhver ændring af Udnyttelsesprisen og/eller antallet af Aktier skal foretages af Bestyrelsen i god tro på baggrund af beregninger foretaget af Selskabets revisor så hurtigt som muligt efter implementeringen af den relevante ændring og underrettes til Deltageren skriftligt (meddelelsen skal indeholde den justerede Udnyttelsespris og/eller antal Aktier samt en redegørelse for baggrunden og principperne for justeringen), og hvis det er muligt i henhold til almindeligt anerkendte principper og i øvrigt på en sådan måde, at markedsprisen på Warrants, som beregnet af Bestyrelsen efter den relevante ændring, så vidt muligt svarer til markedsprisen på Warrants, som beregnet af Bestyrelsen

10.5. Any adjustment of the Exercise Price and/or the number of Shares shall be made by the Board in good faith on the basis of calculations made by the Company's auditor as soon as possible after the implementation of the relevant change and be notified to the Participant in writing (in which notice the adjusted Exercise Price and/or number of Shares shall be provided and the basis and principles for the adjustment be accounted for), and to the extent possible according to generally accepted principles and otherwise in such a manner that the market value of the Warrants as estimated by the Board after the relevant change to the extent possible corresponds to the market value of the

umiddelbart for ændringen på baggrund af beregninger foretaget af Selskabets revisor.

Warrants as estimated by the Board immediately prior to the change on the basis of calculations made by the Company's auditor.

10.6. Ved justeringen af Udnyttelsesprisen og/eller antallet af Aktier kan udnyttelsesværdien ikke være lavere end Aktiernes nominelle værdi (kurs pari). Hvis en justering resulterer i en værdi lavere end kurs pari, skal Udnyttelsesprisen opjusteres til kurs pari uden kompensation til Deltageren.

10.6. When adjusting the Exercise Price and/or the number of Shares, the exercise value cannot be lower than the Shares' nominal value (par value). If an adjustment results in the value being lower than par value, the Exercise Price shall be increased to par value without any compensation to the Participant.

11. Fusion og spaltning

11. Merger and Demerger

11.1. Hvis Selskabet fusionerer eller spaltes, ligegyldigt om Selskabet er det ophørende eller det fortsættende Selskab, skal Warrants ombyttes med warrants, som giver Deltageren ret til at tegne aktier i det fortsættende selskab(/er) til et beløb baseret på vekselkursen for Selskabets aktier. Som del af ombytningen skal enhver regulering af Udnyttelsesvprisen og/eller antallet af Aktier, som er omfattet af nye warrants bestemmes af Bestyrelsen, jf. punkt 10.

11.1. If the Company is merged or de-merged, irrespective of the Company being the discontinuing or continuing company, the Warrants shall be exchanged for warrants which entitle the Participant to subscribe for shares in the continuing company(/ies) in an amount based on the exchange rate for the Company's shares. As part of the exchange any regulation of the Exercise Price and/or the number of Shares comprised by the new warrants shall be determined by the Board, cf. clause 10.

12. Likvidation af Selskabet

12. Liquidation of the Company

12.1. I tilfælde af en likvidation af Selskabet skal Warrants automatisk bortfalde med effekt fra den dato, hvor generalforsamlingen godkender de endelige likvidationsregnskaber.

12.1. In the event of a liquidation of the Company, the Warrants shall automatically lapse effective as per the date of the general meeting adopting the final liquidation accounts.

13. Skat

13. Tax

13.1. Warrants tildelt danske medarbejdere tildeles i henhold til § 28 i Lovbekendtgørelse om pålignin af indkomstskat til staten.

13.1. The Warrants granted to Danish employees are granted subject to section 28 of the Danish tax Administration Act.

13.2. Alle skattemæssige konsekvenser, som opstår eller følger af denne Aftale, inklusive skattemæssige konsekvenser, som følger af tildeling eller udnyttelse af Warrants, er ikke

13.2. Any tax consequences arising or resulting from the warrant program provided by this Agreement, including tax consequences due to the grant or exercise of Warrants, are of no

Selskabets ansvar. Før Deltageren indtræder i denne Aftale, er Deltageren blevet opfordret til at undersøge Deltagerens skatteforhold og søge rådgivning, som kunne være nødvendig i denne forbindelse.

concern to the Company. Prior to entering into this Agreement, the Participant has been encouraged to investigate the Participant's tax situation and to seek any advice that may be required in this respect.

14. Misligholdelse

14. Breach

14.1. Hvis en part misligholder denne Aftale og en sådan misligholdelse ikke afhjælpes inden for en uge, skal den ikkemisligholdende part have sådanne misligholdelsesbeføjelser til rådighed, som parten har i henhold til Dansk lov eller aftale.

14.1. If a party is in breach of this Agreement and such breach is not remedied within one week, the party not in breach shall have the remedies available to such party under Danish law or contract.

14.2. Hvis Deltageren misligholder denne Aftale væsentligt og en sådan misligholdelse ikke afhjælpes inden for en uge, bliver alle Warrants ugyldige og virkningsløse uden kompensation til Deltageren.

14.2. If the Participant is in material breach of this Agreement and such breach is not remedied within one week all Warrants become null and void without compensation to the Participant.

15. Almindelige bestemmelser

15. General provisions

15.1. Deltageren kan ikke overføre rettigheder eller forpligtelser, som er angivet i denne Aftale, medmindre Deltageren forud for overførslen har opnået skriftlig godkendelse fra Selskabet.

15.1. The Participant cannot transfer rights or obligations laid down in this Agreement, unless the Participant prior to the transfer has obtained written consent from the Company.

15.2. Rettigheder tildelt Deltageren i forbindelse med denne Aftale skal ikke regnes med, når der beregnes bonus, pension, løn, andre goder, tillæg eller beløb på baggrund af Deltagerens vederlag, eller i forbindelse med andre beregninger i hvilke goder, tillæg, eller andre vederlagsfaktorer kunne være relevante.

15.2. Rights granted under this Agreement to the Participant are not to be taken into account when calculating bonus, pension, salaries, other benefits, allowances or amounts on the basis of the Participant's remuneration, or in any other calculations in which benefits, allowances, or other remuneration elements might otherwise be relevant.

15.3. Deltageren har ret til at indgå denne Aftale gennem et selskab, der ejes 100 procent af Deltageren ("Holdingselskabet"). Deltageren og Holdingselskabet er solidarisk ansvarlige over for Selskabet for opfyldelse af forpligtelserne i henhold til denne Aftale og SHA'en.

15.3. The Participant is entitled to enter into this Agreement through a company owned 100 per cent by the Participant (the "Holding Company"). The Participant and the Holding Company shall be jointly and severally liable towards the Company for the fulfilment of any obligations under this Agreement and the SHA.

16. Lovvalg og retskreds

16.1. Denne Aftale reguleres og fortolkes i henhold til Dansk ret.

16.2. Enhver tvist, som måtte opstå på grund af eller i forbindelse med denne Aftale, inklusive enhver tvist som vedrører eksistensen, gyldigheden, eller afbrydelsen heraf, skal afgøres ved voldgift ved Det Danske Voldgiftinstitut i overensstemmelse med Det Danske Voldgiftsinstituts voldgiftsregler, som måtte gælde på tidspunktet for sådanne voldgiftsforhandlingers påbegyndelse.

16. Governing law and jurisdiction

16.1. This Agreement shall be governed by and interpreted in accordance with Danish law.

16.2. Any dispute arising out of or in connection with this Agreement, including any disputes regarding the existence, validity or termination thereof, shall be settled by arbitration arranged by the Danish Institute of Arbitration in accordance with the rules of arbitration procedure adopted by the Danish Institute of Arbitration and in force at the time when such proceedings are commenced.

*****

Bilag 5A – Warrantvilkår	Schedule 5A – Warrants terms and conditions
1. Udstedelse af warrants	**1. Issuance of warrants**
1.1. Den 29. juni 2023 blev det på en ekstraordinær generalforsamling i Selskabet besluttet at udstede i alt 109.466.970 warrants, som giver indehaverne ("Deltagerne") ret til at tegne A-aktier i Selskabet.	1.1. On 29 June 2023 at an extraordinary general meeting in the Company, it was resolved to issue a total of 109,466,970 warrants entitling their holders (the "Participants") to subscribe for A-shares in the Company.
1.2. Warrants er udstedt og overdraget til udvalgte ledelsesmedlemmer, nøglemedarbejdere og bestyrelsesmedlemmer i Selskabet eller i Selskabets datterselskaber ("Koncernen").	1.2. The warrants are issued and granted to certain key managers, employees and board members of the Company or a subsidiary to the Company (the "Group").
2. Warrants	**2. Warrants**
2.1. En warrant er en betinget rettighed – men ikke en pligt – for Deltageren til at tegne aktier i Selskabet på et givent tidspunkt til en aftalt pris.	2.1. A warrant is a conditional right – but not an obligation – for the Participant to exercise and subscribe for shares in the Company at a given time for an agreed price.
2.2. Warrants giver ikke Deltageren nogen aktionærrettigheder såsom retten til at stemme på generalforsamlinger, retten til at modtage udbytte etc.	2.2. Warrants do not provide the Participant with any shareholder rights such as the right to vote at general meetings, the right to receive dividends, etc.
3. Tildeling af Warrants	**3. Grant of Warrants**
3.1. Deltagerne tildeles Warrants uden beregning.	3.1. The Participants are granted the Warrants free of charge.
3.2. Selskabet vil føre et register over alle udstedte Warrants.	3.2. The Company will keep a register of all issued Warrants.
4. Udnyttelse af Warrants – antal af Aktier og Optionspris	**4. Exercise of Warrants – Number of Shares and Exercise Price**
4.1. Hver Warrant giver Deltageren retten til at tegne det antal klasse A-aktier af nominelt kr. 0,01 i Selskabet, som Warrant Faktoren (som defineret nedenfor) foreskriver på de vilkår og betingelser, som er anført i dette bilag ("Aktierne"). Warrant Faktoren skal beregnes	4.1. Each Warrant entitles the Participant to subscribe for a number of class A shares of nominally DKK 0.01 in the Company according to the Warrant Factor (as defined below) on the terms and conditions set out in this schedule (the "Shares"). The Warrant

	som følger: (47.000.000 / Værdi pr. almindelig aktie (DKK, før warrant udnyttelse) + (Exit equity value (DKK) – 4.500.000.000) * 0,0135 / Værdi pr. almindelig aktie (DKK, før warrant udnyttelse)) / 109.466.970 (Totalt antal udstedte warrants). Med henblik på at beregne Exit equity value skal equity value anses for at være eksklusiv equity value af, eller beløb skyldige til, alle C1-aktier, C2-aktier, C3-aktier, A-aktier modtaget i forbindelse med konvertering af C2-aktier og C3-aktier, samt B-aktier modtaget i forbindelse konvertering af C1-aktier. Hvis værdien pr. almindelig aktie (DKK, før warrant udnyttelse) er lig med 0 DKK, så skal Warrant Faktoren være 0. En almindelig aktie betyder en A-aktie i Selskabet (med undtagelse af A-aktier modtaget i forbindelse med konvertering af C2-aktier og C3-aktier).		Factor shall be calculated as follows: (47,000,000 / Value per ordinary share (DKK, pre warrant exercise) + (Exit equity value (DKK) – 4,500,000,000) * 0.0135 / Value per ordinary share (DKK, pre warrant exercise)) / 109,466,970 (Total no. of warrants issued). For purposes of calculating the Exit equity value, the equity value shall be deemed to exclude the equity value of, or amounts payable to, all C1-shares, C2-shares, C3-shares, A-shares received upon conversion of C2-shares and C3-shares and B-shares received upon conversion of C1-shares. If the Value per ordinary share (DKK, pre warrant exercise) equals 0 DKK, the Warrant Factor should assume the value of 0. An ordinary share shall mean an A-share in the Company (excluding A-shares received upon conversion of C2-shares and C3-shares).
4.2.	I tilfælde af udnyttelse, skal Deltageren betale et kontantbeløb på DKK 0,01 per tegnet Aktie af nominelt kr. 0,01 ("Udnyttelsesprisen").	4.2.	In the event of exercise, the Participant shall pay an amount in cash of DKK 0.01 per subscribed Share of nominally DKK 0.01 (the "Exercise Price").
4.3.	Med henblik på at sikre, at ændringer i Selskabets kapitalstruktur som følge af udstedelsen af C1-aktier, C2-aktier og C3-aktier ikke medfører en værdiforøgelse af Warrants, så skal beregningen i Afsnit 4.1 foretages efter, at alle skyldige beløb er betalt til indehaverne af C1-aktier, C2-aktier, C3-aktier, A-aktier modtaget i forbindelse med konvertering af C2-aktier og C3-aktier, samt B-aktier modtaget i forbindelse med konvertering af C1-aktier.	4.3.	In order to ensure that the change to the capital structure of the Company resulting from the issuance of C1-shares, C2-shares and C3-shares does not cause an increase to the value of the Warrants, calculation in Clause 4.1 shall be made following the payment of all amounts required to be paid to the holders of C1-shares, C2-shares, C3-shares, A-shares received upon conversion of C2-shares and C3-shares and B-shares received upon conversion of C1-shares.
5.	**Udnyttelse af Warrants – udnyttelsesmuligheder**	**5.**	**Exercise of Warrants – Exercise Events**
5.1.	Warrants kan alene udnyttes i tilfælde af et Exit (som defineret nedenfor), og hvis equity value af Selskabet realiseret i forbindelse med et Exit udgør mindst DKK 4.500.000.000. Med henblik på at beregne Selskabets equity value skal equity value anses for at være eksklusiv equity value af, eller beløb skyldige til, alle C1-aktier, C2-aktier, C3-aktier, A-aktier modtaget i forbindelse med konvertering af C2-aktier og	5.1.	The Warrants may be exercised only in the event of an Exit (as defined below) and if the equity value of the Company realized in the Exit amounts to at least DKK 4,500,000,000. For purposes of calculating the equity value of the Company, the equity value shall be deemed to exclude the equity value of, or amounts payable to, all C1-shares, C2-shares, C-3 shares, A-shares received upon conversion of

C3-aktier, samt B-aktier modtaget i forbindelse konvertering af C1-aktier.

C2-shares and C3-shares and B-shares received upon conversion of C1-shares.

5.2. Exit betyder gennemførelsen (closing) af:

5.2. Exit shall mean the completion (closing) of:

5.2.1. En børsnoteret emission og børsnotering af Selskabets aktier på en fondsbørs eller et andet reguleret marked,

5.2.1. An initial public offering and listing of the shares of the Company on a stock exchange or another regulated market;

5.2.2. Et salg til en eller flere bona fide uafhængige købere (f.eks. virksomheder eller personer, som ikke er kontrolleret direkte eller indirekte af nogen af Koncernens kapitalejere), i hvilken 2/3 eller mere af Selskabets nominelle aktiekapital eller af stemmerettighederne erhverves,

5.2.2. A sale to one or more bona fide independent buyers (e.g. companies or persons not controlled, directly or indirectly, by any of the Group's shareholders) of 2/3 or more of the nominal share capital or voting rights of the Company;

5.2.3. Et salg til en eller flere bona fide uafhængige købere (f.eks. virksomheder eller personer, som ikke er kontrolleret direkte eller indirekte af nogen af Koncernens kapitalejere), i hvilken aktiver, der repræsenterer 2/3 eller mere af Selskabets værdi i henhold til den seneste godkendte årsrapport for Selskabet eller en væsentlig del af Selskabets immaterielle rettigheder erhverves, eller

5.2.3. A sale to one or more bona fide independent buyers (e.g. companies or persons not controlled, directly or indirectly, by any of the Group's shareholders) of assets that represent 2/3 or more of the value of the Company according to the latest adopted annual report of the Company or a substantial part of the Company's intellectual property rights; or

5.2.4. En fusion eller en spaltning af Selskabet med Selskabet som det ophørende selskab, hvis Selskabets aktionærer hovedsageligt modtager kontant vederlæggelse.

5.2.4. A merger or demerger of the Company with the Company as the discontinuing entity and in which the Company's shareholders mainly receive cash remuneration.

5.3. Selskabet skal informere Deltageren skriftlig om enhver påtænkt Exit i det omfang, det er muligt, dog ikke senere end 10 bankdage før den forventede closing dato for Exit ("Exit Meddelelsen").

5.3. The Company must inform the Participant in writing of any contemplated Exit, to the extent possible, no later than 10 business days prior to the expected closing date of the Exit (the "Exit Notice").

5.4. Exit Meddelelsen skal, hvor det er muligt, indeholde en redegørelse for vilkårene og betingelserne for den påtænkte Exit, inklusiv den forventede salgspris eller IPO pris, som relevant, Udnyttelsesprisen, antallet af Aktier, som Deltageren har ret til at tegne og bankoplysninger for den konto, Udnyttelsesprisen skal betales til, undtagen i tilfælde af Kontant Afregning eller salg af Warrants (jf. punkt 6.5).

5.4. The Exit Notice shall, to the extent possible, include an outline of the terms and conditions of the contemplated Exit, including the expected sales or IPO price, as applicable, the Exercise Price, the number of Shares which the Participant is entitled to subscribe for and the bank account to which the Exercise Price shall be paid, except in case of Cash Settlement or the sale of Warrants (cf. clause 6.5).

6. Udnyttelse af Warrants – retningslinjer for udnyttelse

6.1. Hvis Deltageren ønsker at udnytte Warrants, skal Deltageren inden for 5 bankdage efter at have modtaget Exit Meddelelsen ("Exit Udnyttelsesperioden") (i) give Selskabets bestyrelsen ("Bestyrelsen") skriftlig meddelelse om antallet af Warrants, som Deltageren ønsker at udnytte, og (ii) indbetale Udnyttelsesprisen kontant til den i Exit Meddelelsen angivne bankkonto.

6.2. Deltageren har ret til at udnytte alle eller en del af Warrants.

6.3. Deltagerens udnyttelse af Warrants er betinget og afhængig af closing af Exit. Hvis en påtænkt Exit ikke gennemføres, skal enhver betaling fra Deltageren af Udnyttelsesprisen returneres.

6.4. Efter Selskabets modtagelse af Udnyttelsesprisen, skal Selskabet så hurtigt som muligt registrere den nødvendige kapitalforhøjelse hos Erhvervsstyrelsen og ændre Selskabets ejerbog, så den afspejler Deltagerens adkomst til de udstedte Aktier.

6.5. I tilfælde af et Exit, kan Bestyrelsen efter sit eget skøn, beslutte – som et alternativ til Deltagerens udnyttelse af Warrants – at (a) betale Deltageren et kontant beløb svarende til forskellen mellem (i) værdien af Aktierne ved det pågældende Exit under hensyntagen til afkastet (om det er i kontanter, værdipapirer eller andet) som Selskabets aktionærer har opnået i forbindelse med et sådan Exit, minus Deltagerens pro rata andel af transaktionsomkostningerne eller andre omkostninger, som skal bæres af indehaverne af almindelige klasse A-aktier i Selskabet i forbindelse med en sådan Exit og (ii) Udnyttelsesprisen for alle Warrants som Deltageren har ret til at udnytte ("Kontant Afregning"), eller (b) kræve at Deltageren sælger samtlige Warrants som en del af Exit for

6. Exercise of Warrants – Procedure

6.1. If the Participant wishes to exercise the Warrants, the Participant shall within 5 business days after having received the Exit Notice (the "Exit Exercise Period") (i) provide the board of directors of the Company (the "Board") with a written notice setting out the number of Warrants the Participant wishes to exercise and (ii) pay the Exercise Price in cash to the bank account designated in the Exit Notice.

6.2. The Participant is entitled to exercise all or part of the Warrants.

6.3. The Participant's exercise of Warrants is subject to and contingent upon closing of the Exit. If a contemplated Exit is not closed, any payment of the Exercise Price from the Participant shall be returned.

6.4. As soon as possible after the Company's receipt of the Exercise Price, the Company shall register the necessary capital increase with the Danish Business Authority and amend the Company's shareholders' register to reflect the Participant's title to the issued Shares.

6.5. Upon the Occurrence of an Exit, the Board may at its sole discretion decide – as an alternative to the Participant's exercise of Warrants – to (a) pay the Participant an amount in cash equal to the difference between (i) the value of the Shares in the Exit taking into account the proceeds (whether in cash, securities or otherwise) obtained by the shareholders of the Company in the Exit, less the Participant's pro rata share of the transaction or other costs to be carried by holders of ordinary class A shares in the Company in connection with such Exit and (ii) the Exercise Price for all Warrants which the Participant is entitled to exercise (the "Cash Settlement") or (b) demand that the Participant sells the Warrants as part of the Exit for a price equal to the Cash Settlement.

	en pris svarende til Kontant Afregning.		
6.6.	Warrants, som ikke udnyttes inden 31. december 2025 eller i Exit Udnyttelsesperioden bortfalder automatisk uden varsel eller kompensation ved udløbet af Exit Udnyttelsesperioden.	6.6.	Warrants not exercised before 31 December 2025 and within the Exit Exercise Period automatically lapse without notice or compensation at the end of the Exit Exercise Period.
7.	**Aktionæroverenskomst**	**7.**	**Shareholders' Agreement**
7.1.	Udnyttelse af Warrants er betinget af, at Deltageren tiltræder aktionæroverenskomsten ("SHA") vedrørende Aktierne.	7.1.	Exercise of the Warrants is conditional upon the Participant acceding to the Shareholders' Agreement (the "SHA") with respect to the Shares.
8.	**Indskrænkninger i Warrants' omsættelighed**	**8.**	**Restrictions in the Transferability of Warrants**
8.1.	Bortset fra en overførsel af Warrants i henhold til pkt. 6.5, er Warrants ikkeomsættelige og kan ikke overføres til en tredjemand, heller ikke i forbindelse med en bo deling efter skilsmisse. Ligeledes kan Warrants ikke pantsættes eller være genstand for pantsætning, gældsinddrivelse, eller danne basis for enhver anden form for håndhævelse.	8.1.	Other than a transfer of Warrants pursuant to clause 6.5, the Warrants are non-transferable and cannot be transferred to a third party, including in connection with a property division following a divorce. Furthermore, the Warrants cannot be pledged or subject to encumbrance, debt enforcement or provide basis for any other form of execution.
8.2.	Hvis Warrants overføres i modstrid med pkt. 8.1, bortfalder alle Warrants automatisk bortfalde uden varsel eller kompensation.	8.2.	If the Warrants are transferred in contravention of clause 8.1, all Warrants shall automatically lapse without notice or compensation.
8.3.	Omsættelighedsbegrænsningerne i pkt. 8.1 skal ikke gælde i tilfælde af Deltagerens død, i hvilket tilfælde alle Warrants kan overføres til Deltagerens arvinger, betinget af deres skriftlige tiltræden til denne Aftale og SHA.	8.3.	The transfer restrictions in clause 8.1 shall not apply in the event of the Participant's death, in which case all Warrants may be transferred to the Participant's heirs, subject to their written adherence to this Agreement and the SHA.
9.	**Ansættelsens ophør**	**9.**	**Cessation of employment**
9.1.	Hvis Deltagerens ansættelse i Koncernen ophører som et resultat af en af følgende begivenheder, vil han blive anset for en "Bad Leaver":	9.1.	If the Participant's employment in the Group ceases as a result of one of the following events, he will be deemed a "Bad Leaver":
9.1.1.	Koncernen opsiger ansættelsesforholdet grundet Deltagerens væsentlige misligholdelse	9.1.1.	the Group gives notice of termination of the employment due to the Participant's material

af ansættelsesforholdet, eller

9.1.2. Deltageren opsiger ansættelsesforholdet uden, at Koncernen misligholder ansættelsesforholdet væsentligt.

9.2. Hvis ansættelsesforholdet ophører, og Deltageren ikke anses for at være en Bad Leaver, vil Deltageren blive anset for at være en "Good Leaver".

9.3. Ved opsigelse og uanset om Deltageren betragtes som en Good Leaver eller en Bad Leaver, bliver alle Warrants ugyldige og virkningsløse uden kompensation til Deltageren.

9.4. Hvis en Exit gennemføres inden for 12 måneder efter opsigelsen, og hvor Deltageren skal betragtes som en Good Leaver, er Delta geren berettiget til at modtage det beløb, som Warrants ville have repræsenteret ved en Kontant Afregning i henhold til pkt. 6.5 på tidspunktet for Exit.

10. Justering af Udnyttelsesprisen og/eller antallet af Aktier

10.1. Hvis gennemførte ændringer i kapitalstrukturen i Selskabet resulterer i, at værdien af Warrants stiger eller falder, skal Udnyttelsesprisen og/eller antallet af Aktier – i det omfang at det er lovligt muligt – justeres tilsvarende, således at markedsprisen af Warrants (som beregnet af Bestyrelsen) efter den relevante ændring så vidt muligt svarer til markedsprisen på Warrants (som beregnet af Bestyrelsen) umiddelbart for ændringen.

10.2. Eksempler på sådanne ændringer i Selskabets kapitalstruktur efter 10.1 er kapitalforhøjelser og kapitalnedsættelser, som ikke gennemføres til rimelig markedspris, ændringer til rettighederne af de eksisterende præferenceaktier, dvs. klasse B-aktier, eller udstedelse af nye præferenceaktier, udstedelse af bonusaktier, ændring af stykstørrelsen af Selskabets aktier, køb og salg af egne aktier,

breach of the employment; or

9.1.2. the Participant gives notice of termination of the employment without the Group being in material breach of the employment.

9.2. If the employment is terminated and the Participant is not deemed a Bad Leaver, the Participant will be deemed a "Good Leaver".

9.3. Upon notice of termination and regardless if the Participant is deemed a Good Leaver or a Bad Leaver, all Warrants shall become null and void without compensation to the Participant.

9.4. If an Exit takes place within 12 months from the notice of termination, and where the Participant is deemed a Good Leaver, the Participant is entitled to receive the amount which the Warrants would have represented in a Cash Settlement pursuant to clause 6.5 at the time of the Exit.

10. Adjustment of the Exercise Price and/or the number of Shares

10.1. If changes to the capital structure of the Company are implemented causing the value of the Warrants to be increased or reduced, a corresponding adjustment of the Exercise Price and/or the number of Shares shall – to the extent legally possible – be made to the effect that the market value of the Warrants (as estimated by the Board) after the relevant change corresponds to the market value of the Warrants (as estimated by the Board) immediately prior to the change.

10.2. Examples of such changes in the Company's capital structure referred to in clause 10.1 are capital increases and capital decreases not at fair market value, changes to the rights of existing preference shares, i.e. class B-shares, or issuance of new preference shares, issuance of bonus shares, change of the denomination of the shares in the Company, purchase and sale of own shares not at fair market value,

som ikke gennemføres til rimelig markedspris, dividendeudlodning på mere end 10 procent af Selskabets årlige profit, udstedelse af warrants og/eller konvertible instrumenter samt fusion og spaltning jf. pkt. 11.

distribution of dividend exceeding 10 per cent of the Company's annual profits, issuance of warrants and/or convertible instruments as well as merger and de-merger, cf. clause 11.

10.3. Uden hensyntagen til pkt. 10.1, hvis Selskabet beslutter at udstede aktieoptioner, aktier, warrants, konvertible instrumenter eller lignende til Selskabets medarbejdere, direktører, konsulenter eller bestyrelsesmedlemmer eller køber eller sælger egne aktier i denne forbindelse, skal der ikke justeres på Udnyttelsesprisen eller på antallet af Aktier. Dette gælder ligegyldigt om en sådan udstedelse giver ret til at erhverve aktier til en pris, som er lavere end markedsprisen for Selskabets aktier på tidspunktet for tildelingen, eller om købet/salget af egne aktier gennemføres til en pris, som er højere eller lavere end markedsprisen for Selskabets aktier.

10.3. Irrespective of clause 10.1, if the Company resolves to issue share options, shares, warrants, convertible instruments or similar to the Company's employees, managers, consultants or members of the Board or buys or sells own shares in this connection, no adjustment of the Exercise Price nor the number of Shares shall be made. This applies irrespective of whether such issue provides the right to acquire shares at a price lower than the market price of the Company's shares at the time of allotment or whether the purchase/sale of own shares takes place at a price higher or lower than the market price of the Company's shares.

10.4. Bestyrelsen afgør om og i hvilket omfang, en gennemført ændring i kapitalstrukturen (jf. pkt. 10.1) giver anledning til en justering af Udnyttelsesprisen og/eller antallet af Aktier.

10.4. The Board shall determine whether and to what extent an implemented change in the capital structure (cf. clause 10.1) gives rise to an adjustment of the Exercise Price and/or the number of Shares.

10.5. Enhver ændring af Udnyttelsesprisen og/eller antallet af Aktier skal foretages af Bestyrelsen i god tro på baggrund af beregninger foretaget af Selskabets revisor så hurtigt som muligt efter implementeringen af den relevante ændring og underrettes til Deltageren skriftligt (meddelelsen skal indeholde den justerede Udnyttelsespris og/eller antal Aktier samt en redegørelse for baggrunden og principperne for justeringen), og hvis det er muligt i henhold til almindeligt anerkendte principper og i øvrigt på en sådan måde, at markedsprisen på Warrants, som beregnet af Bestyrelsen efter den relevante ændring, så vidt muligt svarer til markedsprisen på Warrants, som beregnet af Bestyrelsen umiddelbart før ændringen på baggrund af beregninger foretaget af Selskabets revisor.

10.5. Any adjustment of the Exercise Price and/or the number of Shares shall be made by the Board in good faith on the basis of calculations made by the Company's auditor as soon as possible after the implementation of the relevant change and be notified to the Participant in writing (in which notice the adjusted Exercise Price and/or number of Shares shall be provided and the basis and principles for the adjustment be accounted for), and to the extent possible according to generally accepted principles and otherwise in such a manner that the market value of the Warrants as estimated by the Board after the relevant change to the extent possible corresponds to the market value of the Warrants as estimated by the Board immediately prior to the change on the basis of calculations made by the Company's auditor.

10.6. Ved justeringen af Udnyttelsesprisen og/eller antallet af Aktier kan udnyttelsesværdien ikke være lavere end Aktiernes nominelle værdi

10.6. When adjusting the Exercise Price and/or the number of Shares, the exercise value cannot be lower than the Shares' nominal value (par

(kurs pari). Hvis en justering resulterer i en værdi lavere end kurs pari, skal Udnyttelsesprisen opjusteres til kurs pari uden kompensation til Deltageren.

value). If an adjustment results in the value being lower than par value, the Exercise Price shall be increased to par value without any compensation to the Participant.

11. Fusion og spaltning

11. Merger and Demerger

11.1. Hvis Selskabet fusionerer eller spaltes, ligegyldigt om Selskabet er det ophørende eller det fortsættende Selskab, skal Warrants om byttes med warrants, som giver Deltageren ret til at tegne aktier i det fortsættende selskab(/er) til et beløb baseret på vekselkursen for Selskabets aktier. Som del af ombytningen skal enhver regulering af Udnyttelsesvprisen og/eller antallet af Aktier, som er omfattet af nye warrants bestemmes af Bestyrelsen, jf. punkt 10.

11.1. If the Company is merged or de-merged, irrespective of the Company being the discontinuing or continuing company, the Warrants shall be exchanged for warrants which entitle the Participant to subscribe for shares in the continuing company(/ies) in an amount based on the exchange rate for the Company's shares. As part of the exchange any regulation of the Exercise Price and/or the number of Shares comprised by the new warrants shall be determined by the Board, cf. clause 10.

12. Likvidation af Selskabet

12. Liquidation of the Company

12.1. I tilfælde af en likvidation af Selskabet skal Warrants automatisk bortfalde med effekt fra den dato, hvor generalforsamlingen godkender de endelige likvidationsregnskaber.

12.1. In the event of a liquidation of the Company, the Warrants shall automatically lapse effective as per the date of the general meeting adopting the final liquidation accounts.

13. Skat

13. Tax

13.1. Warrants tildelt danske medarbejdere tildeles i henhold til § 28 i Lovbekendtgørelse om påligning af indkomstskat til staten.

13.1. The Warrants granted to Danish employees are granted subject to section 28 of the Danish tax Administration Act.

13.2. Alle skattemæssige konsekvenser, som opstår eller følger af denne Aftale, inklusive skattemæssige konsekvenser, som følger af tildeling eller udnyttelse af Warrants, er ikke Selskabets ansvar. Før Deltageren indtræder i denne Aftale, er Deltageren blevet opfordret til at undersøge Deltagerens skatteforhold og søge rådgivning, som kunne være nødvendig i denne forbindelse.

13.2. Any tax consequences arising or resulting from the warrant program provided by this Agreement, including tax consequences due to the grant or exercise of Warrants, are of no concern to the Company. Prior to entering into this Agreement, the Participant has been encouraged to investigate the Participant's tax situation and to seek any advice that may be required in this respect.

14. Misligholdelse

14.1. Hvis en part misligholder denne Aftale og en sådan misligholdelse ikke afhjælpes inden for en uge, skal den ikkemisligholdende part have sådanne misligholdelsesbeføjelser til rådighed, som parten har i henhold til Dansk lov eller aftale.

14.2. Hvis Deltageren misligholder denne Aftale væsentligt og en sådan misligholdelse ikke afhjælpes inden for en uge, bliver alle Warrants ugyldige og virkningsløse uden kom pensation til Deltageren.

15. Almindelige bestemmelser

15.1. Deltageren kan ikke overføre rettigheder eller forpligtelser, som er angivet i denne Aftale, medmindre Deltageren forud for overførslen har opnået skriftlig godkendelse fra Selskabet.

15.2. Rettigheder tildelt Deltageren i forbindelse med denne Aftale skal ikke regnes med, når der beregnes bonus, pension, løn, andre goder, tillæg eller beløb på baggrund af Deltagerens vederlag, eller i forbindelse med andre beregninger i hvilke goder, tillæg, eller andre vederlagsfaktorer kunne være relevante.

15.3. Deltageren har ret til at indgå denne Aftale gennem et selskab, der ejes 100 procent af Deltageren ("Holdingselskabet"). Deltageren og Holdingselskabet er solidarisk ansvarlige over for Selskabet for opfyldelse af forpligtelserne i henhold til denne Aftale og SHA'en.

16. Lovvalg og retskreds

16.1. Denne Aftale reguleres og fortolkes i henhold til Dansk ret.

16.2. Enhver tvist, som måtte opstå på grund af eller i forbindelse med denne Aftale, inklusive

14. Breach

14.1. If a party is in breach of this Agreement and such breach is not remedied within one week, the party not in breach shall have the remedies available to such party under Danish law or contract.

14.2. If the Participant is in material breach of this Agreement and such breach is not remedied within one week all Warrants become null and void without compensation to the Participant.

15. General provisions

15.1. The Participant cannot transfer rights or obligations laid down in this Agreement, unless the Participant prior to the transfer has obtained written consent from the Company.

15.2. Rights granted under this Agreement to the Participant are not to be taken into account when calculating bonus, pension, salaries, other benefits, allowances or amounts on the basis of the Participant's remuneration, or in any other calculations in which benefits, allowances, or other remuneration elements might otherwise be relevant.

15.3. The Participant is entitled to enter into this Agreement through a company owned 100 per cent by the Participant (the "Holding Company"). The Participant and the Holding Company shall be jointly and severally liable towards the Company for the fulfilment of any obligations under this Agreement and the SHA.

16. Governing law and jurisdiction

16.1. This Agreement shall be governed by and interpreted in accordance with Danish law.

16.2. Any dispute arising out of or in connection with this Agreement, including any disputes

enhver tvist som vedrører eksistensen, gyldigheden, eller afbrydelsen heraf, skal afgøres ved voldgift ved Det Danske Voldgiftinstitut i overensstemmelse med Det Danske Voldgiftsinstituts voldgiftsregler, som måtte gælde på tidspunktet for sådanne voldgiftsforhandlingers påbegyndelse.

regarding the existence, validity or termination thereof, shall be settled by arbitration arranged by the Danish Institute of Arbitration in accordance with the rules of arbitration procedure adopted by the Danish Institute of Arbitration and in force at the time when such proceedings are commenced.

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